Exhibit 99.1

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

IN RE AMERICAN SUPERCONDUCTOR	)
CORPORATION DERIVATIVE	)	Lead Case No. 1:11-cv-10784-WGY
LITIGATION	)
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This Document Relates to:	)
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ALL ACTIONS	)
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NOTICE TO CURRENT AMSC SHAREHOLDERS REGARDING PROPOSED

SETTLEMENT OF DERIVATIVE ACTIONS

TO:	ALL OWNERS OF AMERICAN SUPERCONDUCTOR CORPORATION (“AMSC” OR “THE COMPANY”) COMMON STOCK AS OF FEBRUARY 4, 2014 (“CURRENT AMSC SHAREHOLDERS”).

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF SHAREHOLDER DERIVATIVE LITIGATION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY LEGAL PROCEEDINGS IN THESE ACTIONS.

IF THE FEDERAL COURT APPROVES THE SETTLEMENT AND DISMISSAL OF THE ACTIONS, SHAREHOLDERS OF AMSC WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE SETTLED CLAIMS. THESE ACTIONS ARE NOT “CLASS ACTIONS.” THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR A MONETARY PAYMENT.

THE FEDERAL COURT HAS MADE NO FINDINGS OR DETERMINATIONS RESPECTING THE MERITS OF THE ACTIONS. THE RECITATION OF THE BACKGROUND AND CIRCUMSTANCES OF THE SETTLEMENT CONTAINED HEREIN DOES NOT CONSTITUTE THE FINDINGS OF THE COURT. IT IS BASED ON REPRESENTATIONS MADE TO THE COURT BY COUNSEL FOR THE PARTIES.

IF YOU WERE NOT THE BENEFICIAL OWNER OF AMSC COMMON STOCK ON THE RECORD DATE, PLEASE TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

YOU ARE HEREBY NOTIFIED, pursuant to Federal Rule of Civil Procedure 23.1 and an Order of the United States District Court for the District of Massachusetts (the “Federal Court”), that a proposed settlement agreement (the “Settlement”) has been reached among Plaintiffs,1 on behalf of themselves and derivatively on behalf of AMSC in connection with the following shareholder derivative actions: 1. In re American Superconductor Corporation Derivative Litigation, Lead Case No. 1:11-cv-10784-WGY pending in the above Federal Court (the “Federal Action”); 2. In re American Superconductor Corporation Shareholder Derivative Litigation, Docket No. 11-1961 pending in the Superior Court for the Commonwealth of Massachusetts, Worcester County (the “Massachusetts State Action”); and 3. Krasnoff v. Budhraja, et al., C.A. No. 7171-VCP pending in the Court of Chancery for the State of Delaware (the “Delaware Action”) (collectively, the “Actions”).

Plaintiffs filed the Actions derivatively on behalf of AMSC to remedy the alleged harms caused to the Company by the Individual Defendants’ alleged breach of their fiduciary duties. The proposed Settlement, if approved by the Federal Court, would fully, finally and forever resolve the Actions on the terms set forth in the Stipulation and summarized in this Notice, including the dismissal of the Actions with prejudice.

As explained below, a hearing (the “Settlement Hearing”) shall be held before the Federal Court on May 6, 2014 at 2:00 p. m. to determine whether, inter alia, the proposed Settlement is fair, reasonable, and adequate, and should be finally approved by the Federal Court. You have the right to object to the Settlement in the manner provided herein. If you fail to object in the

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For purposes of this Notice, the Federal Court incorporates by reference the definitions in the Parties’ Stipulation and Agreement of Settlement (“Stipulation”) fully executed as of February 4, 2014, and all capitalized terms used herein, unless otherwise defined, shall have the same meanings as set forth in the Stipulation. The Stipulation may be inspected at the Clerk of the United State District Court for the District of Massachusetts located at the John Joseph Moakley U.S. Courthouse, 1 Courthouse Way, Suite 2300, Boston, Massachusetts 02210, during business hours of each business day.

manner provided herein at least fourteen (14) business days prior to the Settlement Hearing, you will be deemed to have waived your objections and will be bound by the Final Order and Judgment to be entered and the releases to be given, unless otherwise ordered by the Federal Court.

This Notice is not intended to be and should not be construed as an expression of any opinion by the Federal Court with respect to the merits of the claims made in the Actions, but is merely to advise you of the proposed Settlement and of your rights as a Current AMSC Shareholder.

I.	BACKGROUND OF THE ACTIONS

A.	Factual Background

According to the Stipulation, AMSC provides wind turbine designs and electrical control systems primarily in North America, Europe, and the Asia-Pacific. On March 31, 2011, the Company asserted that Sinovel Wind Group Co., Ltd. (“Sinovel”), a manufacturer of wind turbines based in China and one of AMSC’s largest customers, refused to accept contracted shipments from AMSC, and that the Company believed Sinovel intended to reduce its level of inventory before accepting any further contracted shipments. As a result of the accumulated aged accounts receivable due to payment delays and Sinovel’s asserted refusal to accept March 2011 deliveries, the Company disclosed that it was reviewing the appropriateness of the timing of its revenue recognition on approximately $56 million of unpaid shipments in the second, third and fourth quarters of fiscal year 2010 (ending March 31, 2011).

On July 11, 2011, the Company announced that its financial statements for the quarterly periods ended on September 30, 2010 and December 31, 2010 could no longer be relied upon because the Company had not followed Generally Accepted Accounting Principles (“GAAP”) in

its recognition of revenue from Sinovel and others during those quarters. Accordingly, a restatement of reported revenue was forthcoming, which was expected to reduce revenues for the quarterly periods ended on September 30, 2010 and December 31, 2010, and AMSC’s previously issued revenue guidance for the quarter ending March 31, 2011 was being revised. Further, AMSC disclosed that it might have one or more material weaknesses in its internal controls over financial reporting to ensure the accuracy of revenue recognition in China.

On September 22, 2011, AMSC filed its Annual Report on Form 10-K for the fiscal year ending March 31, 2011 (“10-K FYE 3/31/2011”) with the U.S. Securities and Exchange Commission (the “SEC”), and filed amended Quarterly Reports on Form 10-Q/A for the quarterly periods ending September 30, 2010 and December 31, 2010. In these reports, the Company reduced its previously stated revenues, net income, and net earnings per share. In addition, the Company disclosed that as of March 31, 2011, it did not maintain adequate internal controls to ensure that AMSC did not deviate from contractually established payment terms that were identified, communicated and authorized, and that customer creditworthiness had not been properly monitored.

B.	Procedural Background

1.	The Federal Action

Following the Company’s March 31, 2011 disclosures, on May 4, 2011, plaintiff Weakley filed a shareholder derivative action against the Individual Defendants on behalf of AMSC in the Federal Court captioned Weakley v. Yurek, et al., Case No. 1:11-cv-10784-WGY (the “Weakley Action”), raising claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets. On May 20, 2011, plaintiff Connors filed a substantially similar shareholder derivative action on behalf of AMSC in this

Court captioned Connors v. Yurek, et al., Case No. 1:11-cv-10910-WGY (the “Connors Action”). The Connors Action was consolidated with the Weakley Action by order of the Federal Court dated June 16, 2011.

On June 17, 2011, plaintiff Hurd filed a shareholder derivative action on behalf of AMSC in this Court captioned Hurd v. Yurek, et al., Case No. 1:11-cv-11102-WGY (the “Hurd Action”), raising substantially similar allegations and claims to those which had been previously alleged in the Weakley and Connors Actions. The Hurd Action was consolidated with the Weakley and Connors Actions by order of the Federal Court dated June 22, 2011 to form the Federal Action.

On June 28, 2011, the parties to the Federal Action filed a Stipulation (and proposed order) Staying Consolidated Derivative Action, Appointing Co-Lead Counsel and Addressing Related Matters, which was entered by this Court on July 5, 2011 (the “Stay Order”). The Stay Order, among other things, stayed the Federal Action pending further developments in the federal securities class action pending in this Court captioned Lenartz v. American Superconductor Corp., No. 11-cv-10582-WGY (the “Securities Class Action”).

2.	The Massachusetts State Action

Following the Company’s March 31, 2011 disclosures, on April 27, 2011, plaintiff Segel also filed a shareholder derivative action on behalf of AMSC in the Massachusetts State Court, captioned Segel v. Yurek et al., Docket No. 11-0787 (the “Segel Action”). The Segel Action raised substantially similar allegations and claims as those which would also be raised in the Federal Action.

On June 3, 2011, the Marlborough Family Revocable Trust UAD 05/05/03 (“Marlborough”) filed a substantially similar derivative action on behalf of AMSC in the

Superior Court for the Commonwealth of Massachusetts, Middlesex County, captioned Marlborough Family Revocable Trust UAD 05/05/03 v. Yurek et. al., No. 11-1961 (the “Marlborough Action”). The Segel Action and the Marlborough Action were subsequently consolidated in the Massachusetts State Court (i.e., in Worcester County) by order dated September 7, 2011 to form the “Massachusetts State Action.

On December 12, 2011, plaintiff Segel filed a First Consolidated Verified Shareholder Derivative Complaint. On June 20, 2011, the Massachusetts State Court entered an Order staying the Massachusetts State Action pending further developments in the Securities Class Action. On March 8, 2012, the Massachusetts State Court entered an Order adding Anderson as a plaintiff in the Massachusetts State Action.

3.	The Delaware Action

Following the Company’s March 31, 2011 disclosures, on May 12, 2011, plaintiff Krasnoff issued a pre-suit shareholder litigation demand upon the Board (the “Litigation Demand”) pursuant to Del. Ch. Ct. R. 23.1. The Litigation Demand raised allegations substantially similar to those which had been asserted in the Federal Action and the Massachusetts State Action.

Eight months after issuing the Litigation Demand on the Board, on January 12, 2012, plaintiff Krasnoff filed the Delaware Action on behalf of AMSC in the Delaware Court. In the Delaware Action, plaintiff Krasnoff raised substantially similar allegations and claims as those which had been raised in the Federal Action and the Massachusetts State Action. On August 1, 2012, the parties to the Delaware Action submitted a stipulation and proposed order to stay the Delaware Action pending further developments in the Securities Class Action, which was entered on August 2, 2012.

4.	Mediation and Settlement

On January 24, 2013, Plaintiffs submitted a Joint Mediation Statement and Settlement Demand in anticipation of an in-person mediation which subsequently took place on March 5, 2013 in New York City (the “Mediation”). The parties to the Actions (and to the Securities Class Action) participated in the Mediation, which was held before an experienced mediator, Jed D. Melnick, Esq. (the “Mediator”). While a resolution of the Actions was not reached at the conclusion of the Mediation, the submissions made by the parties and other communications in connection with the Mediation served as the basis for an extended series of subsequent communications and discussions over the next ten months. Based on those negotiations, the parties to the Action reached an agreement in principle to the terms required to settle the Actions and ultimately executed this Stipulation.

II.	PLAINTIFFS’ COUNSEL’S INVESTIGATION AND RESEARCH, PLAINTIFFS’ CLAIMS, AND THE BENEFITS OF SETTLEMENT

Plaintiffs’ Counsel conducted an extensive investigation relating to the claims and the underlying events alleged in the Actions including, but not limited to: (1) inspecting, analyzing, and reviewing AMSC’s public filings with the SEC, press releases, announcements, transcripts of investor conference calls, and news articles; (2) drafting the Litigation Demand and drafting and filing the various complaints in the Actions; (3) researching the applicable law with respect to the claims asserted in the Actions and the potential defenses thereto; (4) researching corporate governance issues; (5) reviewing and analyzing non-public documents and information produced by Defendants; (6) preparing a joint mediation statement and settlement demand and subsequently participating in the March 5, 2013 in-person Mediation before the Mediator; and (7) participating in extensive settlement discussions with counsel for the Defendants.

Plaintiffs’ Counsel believe that the claims asserted in the Actions have merit and that their investigation supports the claims asserted. Without conceding the merit of any of Defendants’ defenses or the lack of merit of any of their own allegations, and solely in order to avoid the potentially protracted time, expense, and uncertainty associated with continued litigation, including potential trial and appeals, Plaintiffs have concluded that it is desirable that the Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Plaintiffs and Plaintiffs’ Counsel recognize the significant risk, expense, and length of continued proceedings necessary to prosecute the Actions against the Individual Defendants through trial(s) and through possible appeal(s). Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex cases such as the Actions, as well as the difficulties and delays inherent in such litigation. Based on their evaluation, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement is in the best interests of Plaintiffs, AMSC, and Current AMSC Shareholders, and have agreed to settle the Actions upon the terms and subject to the conditions set forth herein.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Individual Defendants have denied and continue to deny that they have committed or attempted to commit any violations of law, any breach of fiduciary duty owed to AMSC, or any wrongdoing whatsoever. Without admitting the validity of any of the claims Plaintiffs have asserted in the Actions, or any liability with respect thereto, the Individual Defendants and AMSC have concluded that it is desirable that the claims be settled on the terms and subject to the conditions set forth herein. Defendants are entering into this Settlement because it will eliminate the uncertainty, distraction, disruption, burden, risk, and expense of further litigation. Further, Defendants acknowledge that the Settlement is fair, reasonable, adequate, and in the best interests of AMSC and Current AMSC Shareholders.

Neither this Stipulation, nor any of its terms or provisions, nor entry of the Final Order and Judgment, nor any document or exhibit referred or attached to this Stipulation, nor any action taken to carry out this Stipulation, is or may be construed or used as evidence of the validity of any of Plaintiffs’ Released Claims, or as an admission by or against Defendants of any fault, wrongdoing, or concession of liability whatsoever.

IV.	THE SETTLEMENT HEARING

The Settlement Hearing will be held before the Federal Court on May 6, 2014 at 2:00 p.m. at the United State District Court for the District of Massachusetts located at the John Joseph Moakley U.S. Courthouse, 1 Courthouse Way, Suite 2300, Boston, Massachusetts 02210 to determine: (i) whether the proposed Settlement, upon the terms set forth in the Stipulation, should be finally approved in all respects as fair, reasonable, and adequate; (ii) whether the Final Order and Judgment approving the Settlement should be entered; (iii) whether Plaintiffs’ Counsel’s agreed-to Fee Award should be finally approved; and (iv) whether the Incentive Awards should be finally approved. The Settlement Hearing may be continued by the Court at the Settlement Hearing, or at any adjourned session thereof without further notice.

V.	THE SETTLEMENT

The terms and conditions of the proposed Settlement are set forth fully in the Stipulation described above. The Stipulation has been filed with the Court and the following is only a summary of its terms.

As a result, in part, of the filing, prosecution and settlement of the Action, the Company received the relief described below. Defendants have agreed that the Company and/or the Board will adopt the corporate governance provisions referred to below to the extent not already adopted.

Following the initiation of the Actions, during the fourth quarter of the fiscal year ended March 31, 2012, AMSC adopted and/or implemented a series of corporate governance reforms (the “Reforms”), which are attached to the Stipulation as Exhibit E.

Subsequently, as a direct result of the initiation, prosecution, and settlement of the Actions, AMSC agreed to further enhance certain of the Reforms that were previously adopted (the “Enhancements”). To the extent that any of the Enhancements to the Reforms have not already been implemented, AMSC shall do so within 90 (ninety) days of the date of the Stipulation. The Enhancements to certain of the Reforms that were previously adopted are as follows:

Reform 1 Enhancement:

AMSC shall continue to maintain a Credit Policy that clearly outlines the Company’s requirement that all revenue transactions require evidence and support that a proper credit evaluation was done to limit any risk around collectability. For each customer granted open credit shipment terms, prior to the grant of such terms, a credit evaluation is performed and as part of the Schedule B Determination Worksheet a required communication from the preparer before revenue can be recorded is an assertion that the proper credit support has been completed and on file. The preparer shall be an individual who has a sufficient background in financial balance sheet analysis and sufficient credit training to perform this task. The credit support will be backed by a D&B, Creditform, or CreditRisk analysis from our credit services and additional evidence based on history with the Company and a review of their financials, if such financials can be obtained with reasonable effort.

Reform 4 Enhancement:

The Credit Policy was discussed with the Company’s Finance Directors of Austria and China, the Managing Director of Finance, the VP of Operations, the Revenue Manager and VP Corporate Controller to ensure that it was understood and clear what the expectations were in regards to this policy. Each time a new individual assumes one of these positions, the Credit Policy will be discussed with that officer to ensure that it is understood and clear what the expectations are in regards to this policy. Additionally, the Credit Policy will be reviewed with new employees in the following functions: Revenue Manager, Business Unit Controllers, Plant Controllers, V.P. Operations Finance, V.P. Corporate Controller and CFO.

Reform 5 Enhancement:

A new control was implemented at AMSC to set credit limits on customers in Oracle that will prevent shipments being made beyond an approved credit limit. At a minimum, credit limits will be reviewed on an annual basis for all active customers. Exceptions to credit limits may be approved only by the CFO or General Counsel.

Reform 7 Enhancement:

AMSC has provided additional tools for its Finance Team to use to assess creditworthiness of customers in addition to D&B and Creditreform used previously. AMSC has been also utilizing Credit Risk Monitor Service and Standard & Poor’s. The CFO or his or her designee will ensure that members of the Finance Team are sufficiently conversant in the evaluation of D&B’s Financial Strength Score, Paydex Score, Financial Stress Score, and Commercial Credit Score, and Credit Risk Monitor’s FRISK Score.

Reform 15 Enhancement:

Key employees — Revenue Manager, VP Corporate Controller, VP Finance Operations and Director of Accounting — shall attend the PwC Revenue Boot Camp or obtain equivalent training every three (3) years.

Reform 17 Enhancement:

In-house training on revenue recognition shall be requested of the Company’s qualified outside accounting firm for all sales and development, and accounting staff and line managers with revenue responsibility every three (3) years, and shall be recorded for those who cannot attend in person and required to be reviewed.

Reform 19 Enhancement:

During monthly operations reviews, time shall be devoted to senior management review of pending operational and accounting issues for the current quarter. Minutes of monthly operations reviews shall be brought to the attention of the Audit Committee as appropriate.

In addition, as a direct result of the initiation, prosecution, and settlement of the Actions, AMSC has also agreed to adopt a policy whereby the Chair of the Audit Committee of the Board shall rotate every seven (7) years, provided that a qualified individual is available to assume the role.

The Parties agree that the foregoing measures have materially benefitted or will materially benefit AMSC and Current AMSC Shareholders.

VI.	DISMISSAL AND RELEASES

If the Federal Court approves the Settlement at the Settlement Hearing, the Parties will jointly request entry of the Final Order and Judgment by the Federal Court, the entry of which is a condition of the Stipulation: (i) approving finally the Settlement set forth in the Stipulation as fair, adequate, and reasonable, and directing its consummation pursuant to its terms; (ii) finally approving the Fee Award and Incentive Awards; (iii) dismissing with prejudice all of Plaintiffs’ Released Claims against Defendants’ Released Persons; (iv) permanently barring and enjoining the institution and prosecution by Plaintiffs’ Released Persons and anyone acting on behalf of AMSC against Defendants’ Released Persons in any court asserting any of Plaintiffs’ Released Claims and any claims arising out of, relating to or in connection with the institution, prosecution, assertion, defense, settlement, or resolution of the Actions; (v) permanently barring and enjoining the institution and prosecution by Defendants’ Released Persons and/or Current AMSC Shareholders of any action against Plaintiffs’ Released Persons in any court asserting any of the Defendants’ Released Claims arising out of, relating to, or in connection with the institution, prosecution, assertion, defense, settlement, or resolution of the Action; and (vi) containing such other and further provisions consistent with the terms of this Stipulation to which the Parties hereto consent in writing.

In consideration of the obligations and commitments undertaken by Defendants and the releases by Defendants’ Released Persons, which constitute good and valuable consideration, and subject to the terms and conditions of this Stipulation, on the Effective Date, Plaintiffs’ Released Persons shall fully, finally and forever release, relinquish and discharge as against Defendants’ Released Persons any and all of Plaintiffs’ Released Claims, and shall forever be barred and enjoined from instituting, commencing, or prosecuting any and all of Plaintiffs’ Released Claims against Defendants’ Released Persons.

In consideration of the obligations and commitments undertaken by the Parties, which constitute good and valuable consideration, and subject to the terms and conditions of this Stipulation, on the Effective Date, Defendants’ Released Persons shall fully, finally and forever release, relinquish and discharge as against Plaintiffs’ Released Persons any and all of Defendants’ Released Claims, and shall forever be barred and enjoined from instituting, commencing, or prosecuting any and all Defendants’ Released Claims against Plaintiffs’ Released Persons.

Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation.

VII.	ATTORNEYS’ FEES AND EXPENSES

In recognition of the substantial benefits provided to AMSC and Current AMSC Shareholders as a result of the initiation, prosecution, pendency, and Settlement of the Action, AMSC, through its Board exercising its independent business judgment, shall cause to be paid to Plaintiffs’ Counsel an agreed-to award of attorneys’ fees and expenses in the total amount of $475,000.00 (the “Fee Award”). The Parties agree that this Fee Award is fair and reasonable in light of the substantial benefits conferred upon AMSC and Current AMSC Shareholders as a result of this Settlement.

Plaintiffs’ Counsel shall request final approval of the Fee Award at the Settlement Hearing. To date, Plaintiffs’ Counsel have neither received any payment for their services in conducting the Actions, nor have they been reimbursed for their out-of-pocket expenses incurred. Plaintiffs’ Counsel believes that the Fee Award agreed to is within the range of attorneys’ fees approved by courts under similar circumstances in litigation of this type.

In light of the benefits they have helped to create for all Current AMSC Shareholders, Plaintiffs shall apply for Court-approved incentive awards in the amount of $1,000 (the “Incentive Award”). The Incentive Awards shall be funded from the Fee Award to the extent that agreement is approved in whole or part. Defendants shall take no position on the Incentive Awards.

VIII.  THE RIGHT TO OBJECT AND/OR BE HEARD AT THE SETTLEMENT HEARING

Any Current AMSC Shareholder may object and/or appear and show cause, if he, she, or it has any concern, why the Settlement should not be approved as fair, reasonable, and adequate, or why the Final Order and Judgment should not be entered thereon, or why the Fee Award or Incentive Awards should not be approved; provided, however, unless otherwise ordered by the Court, no Current AMSC Shareholder shall be heard or entitled to contest the approval of the terms and conditions of the Settlement, or, if approved, the Final Order and Judgment to be entered thereon approving the same, or the Fee Award or Incentive Awards, unless that shareholder has, at least fourteen (14) business days prior to the Settlement Hearing: (1) filed with the Clerk of the Federal Court a written objection to the Settlement setting forth: (a) the nature of the objection; (b) proof of ownership of AMSC common stock through the date of the Settlement Hearing, including the number of shares of AMSC common stock and the date of purchase; and (c) any documentation in support of such objection; and (2) if a Current AMSC Shareholder intends to appear and requests to be heard at the Settlement Hearing, such shareholder must have, in addition to the requirements of (1) above, filed with the Clerk of the Federal Court: (a) a written notice of such shareholder’s intention to appear; (b) a statement that indicates the basis for such appearance; and (c) the identities of any witnesses the shareholder intends to call at the Settlement Hearing and a statement as to the subjects of their testimony. If a Current AMSC Shareholder files a written objection and/or written notice of intent to appear, such shareholder must also simultaneously serve copies of such notice, proof, statement, and documentation, together with copies of any other papers or briefs such shareholder files with the Federal Court (either by hand delivery or by first class mail) upon each of the following:

Brett D. Steckers THE WEISER LAW FIRM, P.C. 22 Cassatt Ave, First Floor Berwyn, PA 19312 Counsel for the Federal Plaintiffs	Patrick E. Gibbs LATHAM & WATKINS LLP 140 Scott Drive Menlo Park, CA 94025 Counsel for Defendants

Any Current AMSC Shareholder who does not make his, her, or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, reasonableness, or adequacy of the settlement and the Fee Award and Incentive Awards as incorporated in the Stipulation, unless otherwise ordered by the Federal Court, but shall otherwise be bound by the Final Order and Judgment to be entered and the releases to be given.

IX.	CONDITIONS FOR SETTLEMENT

The Settlement is conditioned upon the occurrence of certain events described in the Stipulation, which requires, among other things: (1) entry of the requested Final Order and Judgment by the Federal Court; (2) the payment of the Fee Award; and (3) expiration of the time to appeal from or alter or amend the Final Order and Judgment. If, for any reason, any one of the conditions described in the Stipulation is not met and the entry of the Final Order and Judgment does not occur, the Stipulation might be terminated and, if terminated, will become null and void; and the Parties to the Stipulation will be restored to their respective positions as of February 4, 2014.

X.	EXAMINATION OF PAPERS AND INQUIRIES

This Notice contains only a summary of the terms of the Settlement. For a more detailed statement of the matters involved in the Actions, reference is made to the Stipulation, which may be inspected at the Clerk of the United State District Court for the District of Massachusetts located at the John Joseph Moakley U.S. Courthouse, 1 Courthouse Way, Suite 2300, Boston, Massachusetts 02210, during business hours of each business day.

Any other inquiries regarding the Settlement or the Actions should be addressed in writing to the following:

Brett D. Stecker
THE WEISER LAW FIRM, P.C.
22 Cassatt Ave, First Floor
Berwyn, PA 19312

Counsel for the Federal Plaintiffs

PLEASE DO NOT TELEPHONE THE FEDERAL COURT OR AMSC

REGARDING THIS NOTICE.

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